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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 4, 2000 relating to the financial statements of Watson Pharmaceuticals, Inc., which appears in Watson Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the use in this Registration Statement on Form S-3 of our report dated February 4, 2000, except as to the pooling of interests with Makoff R&D Laboratories, Inc. which is as of November 15, 2000, relating to the supplemental financial statements of Watson Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
January 3, 2001